Exhibit 23.5

Consent of Bybel Rutledge LLP

We hereby consent to being named in the Registration Statement on Form S-4 of Harleysville National Corporation and the related proxy statement/prospectus as counsel who is passing upon certain legal matters with respect to East Penn Financial Corporation and its shareholders as referenced therein and to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus. In giving such consent we do not hereby admit that we come within the category of persons whose consent required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission

BYBEL RUTLEDGE LLP

/s/ Bybel Rutledge LLP

Allentown, Pennsylvania
August 28, 2007